Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 21, 2014, except for the retroactive effect of the share consolidation of outstanding ordinary shares into one new ordinary share for each 3.2 existing ordinary shares as described in paragraph 4 of Note 1, as to which the date is                     , 2014, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-194390) and related Prospectus of Quotient Limited dated April 3, 2014.

Ernst & Young LLP

Belfast, United Kingdom

The foregoing consent is in the form that will be signed upon the completion of the consolidation of the ordinary shares of the Company described in paragraph 4 of Note 1 to the financial statements.

/s/ Ernst & Young LLP

Belfast, United Kingdom

April 3, 2014